Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

GREENLANE HOLDINGS, INC.

Greenlane Holdings, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”), DOES HEREBY CERTIFY:

First: The name of the corporation is Greenlane Holdings, Inc.

Second: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is May 2, 2018, under the name of Greenlane Holdings, Inc.

Third: That Article IV of the Amended and Restated Certificate of the Corporation (the “Certificate of Incorporation”), is hereby amended by deleting Subsection A in its entirety and inserting the following in lieu thereof:

The total number of shares of all classes of stock that the Corporation is authorized to issue is six hundred forty million (640,000,000), consisting of (i) six hundred million (600,000,000) shares of Class A common stock, with a par value of $0.01 per share (the “Class A Common Stock”); and (ii) thirty million (30,000,000) shares of Class B common stock, with a par value of $0.0001 per share (the “Class B Common Stock”, and together with the Class A Common Stock, the “Common Stock”); and (iii) ten million (10,000,000) shares of preferred stock, with a par value of $0.0001 per share (the “Preferred Stock”). Upon this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation (this “Certificate of Amendment”) becoming effective pursuant to the DGCL (the “Effective Time”), the shares of Class A Common Stock issued and outstanding or held in treasury immediately prior to the Effective Time (the “Existing Class A Common Stock”) shall be reclassified and combined into a different number of shares of Class A Common Stock (the “New Class A Common Stock”) such that each eleven (11) shares of Existing Class A Common Stock shall, at the Effective Time, be automatically reclassified and combined into one share of New Class A Common Stock (such reclassification and combination of shares, the “Reverse Split”). The par value of the Class A Common Stock following the Reverse Split shall remain at $0.01 per share. No fractional shares of Class A Common Stock shall be issued as a result of the Reverse Split, and stockholders who otherwise would be entitled to receive fractional shares of New Class A Common Stock shall be entitled to receive the number of shares of New Class A Common Stock rounded up to the next whole number. Each stock certificate that, immediately prior to the Effective Time, represented shares of Existing Class A Common Stock shall, from and after the Effective Time, automatically and without any action on the part of the Corporation or the respective holders thereof, represent that number of whole shares of New Class A Common Stock into which the shares of Existing Class A Common Stock represented by such certificate shall have been combined (subject to rounding for fractional shares as set forth above). Each holder of record of a certificate that represented shares of Existing Class A Common Stock shall be entitled to receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Class A Common Stock into which the shares of Existing Class A Common Stock represented by such certificate shall have been combined pursuant to the Reverse Split (subject to rounding for fractional shares as set forth above), provided that the Corporation may request such stockholder to exchange such stockholder’s certificate or certificates that represented shares Existing Class A Common Stock for shares held in book-entry form through the Depository Trust Company’s Direct Registration System representing the appropriate number of whole shares of New Class A Common Stock into which the shares of Existing Class A Common Stock represented by such certificate or certificates shall have been combined. The Reverse Split shall be effected on a record holder-record holder basis, such that any fractional shares of New Class A Common Stock resulting from the Reverse Split and held by a single record holder shall be aggregated.

Fourth: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Fifth: That this Certificate of Amendment to the Restated Certificate of Incorporation shall be effective as of 12:01 a.m. New York City time on the 5th day of August, 2024.

IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment to Amended and Restated Certificate of Incorporation to be signed by its Chief Financial and Legal Officer this 31st day of July, 2024.

GREENLANE HOLDINGS, INC.

By:	/s/ Lana Reeve
Name:	Lana Reeve
Title:	Chief Finance and Legal Officer